EXHIBIT 99.1

CENDANT CORPORATION COMPLETES
NEW $3.5 BILLION REVOLVING CREDIT FACILITY

New Five-Year Facility Replaces Existing Facility Scheduled to Mature in 2005

NEW YORK, November 22, 2004 - Cendant Corporation announced today that it has entered into a new five-year, $3.5 billion revolving credit facility. The new credit facility replaces Cendant’s existing $2.9 billion revolving credit facility, which had been scheduled to mature in December 2005.

“This renewal of Cendant’s principal credit facility enhances Cendant’s liquidity by providing committed financing for the next five years at a significantly lower cost than our prior facility,” said Cendant’s President and Chief Financial Officer, Ronald L. Nelson.

J.P. Morgan Securities Inc. and Banc of America Securities LLC served as joint-lead arrangers of the financing.

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-Q for the quarter ended September 30, 2004.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war or terrorism, which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

About Cendant Corporation
Cendant is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Media Contacts:	Investor Contacts:

Elliot Bloom 212-413-1832	Sam Levenson 212-413-1834
Henry A. Diamond 212-413-1920